FOR FURTHER INFORMATION AT THE COMPANY:

Julia Gouw
Chief Financial Officer
(626) 768-6898

EAST WEST BANCORP REPORTS RECORD EARNINGS FOR 10TH CONSECUTIVE YEAR; RECORD FOURTH QUARTER 2006 EARNINGS OF $39.1 MILLION OR 27% INCREASE

Pasadena, CA - January 24, 2007 - East West Bancorp, Inc. (Nasdaq: EWBC), parent company of East West Bank, one of the nation’s premier community banks, today reported financial results for the fourth quarter and full year 2006. Diluted earnings per share for the full year grew to a record $2.35, an increase of 19% from $1.97 in 2005. Net income for 2006 was a record $143.4 million, or a 32% increase from $108.4 million in 2005. For the fourth quarter 2006, net income was $39.1 million, or a record $0.63 per diluted share, compared with $30.8 million or $0.54 per diluted share for fourth quarter 2005.

“2006 marks the tenth consecutive year of record earnings for East West. Earnings per share grew 19% in 2006, one of the highest earnings per share growth rates among our peer banks,” stated Dominic Ng, Chairman, President and Chief Executive Officer of East West. “Our compound annual EPS growth over the last ten years has been 43%. Our profitability and growth have been achieved in various economic, interest rate and real estate cycles. Year after year, we have achieved consistent success and we are confident that we will continue to do so in the near and long-term future.”

“We are pleased to report exciting developments in the Greater China region. Shortly, we will be opening a new full-service branch in Hong Kong. We also recently received regulatory approval to open a representative office in Shanghai. We believe these additional international locations will better position East West to serve our customers and grow our business,” concluded Ng.

Fourth Quarter Summary

•	Record diluted earnings per share of $0.63, up 17% from fourth quarter 2005
•	Record net income of $39.1 million, up 27% from fourth quarter 2005
•	Record net interest income of $97.4 million, up 20% from fourth quarter 2005
•	Net interest margin of 3.81%
•	Return on equity of 15.72%
•	Total nonperforming assets were 0.18% of total assets
•	Loan recoveries exceeded chargeoffs by $875 thousand

Full Year 2006 Summary

•	Record diluted earnings per share of $2.35, up 19%, from 2005
•	Record net income of $143.4 million, up 32% from 2005
•	Record net interest income of $367.5 million, up 31% from 2005
•	Net interest margin of 3.98%
•	Return on equity of 15.78%
•	Gross loans grew to $8.3 billion, up 22% from 2005
•	Total deposits increased to a record $7.2 billion, up 16% from 2005

Financial Summary

Fourth quarter net income was a record $39.1 million, up 27% from $30.8 million reported in the prior year period. Diluted earnings per share for the fourth quarter rose to a record $0.63, up 17% from $0.54 in the prior year period. Return on average equity for the quarter totaled 15.72%, while return on average assets for the quarter totaled 1.45%. Pretax income for the fourth quarter totaled $64.0 million, a 30% or $14.9 million increase over the year ago figure. The increase in earnings in the fourth quarter of 2006 was driven by higher net interest income resulting from the solid growth in our loan portfolio.

For the full year 2006, net income climbed 32% to $143.4 million. Diluted earnings per share for the full year increased 19% to $2.35 from $1.97 in 2005. Return on average equity for the year equaled 15.78%, while return on average assets for the year equaled 1.46%. The effective tax rate for the full year 2006 was 38.67%, compared to 36.38% for 2005. Pretax income for the full year 2006 totaled $233.8 million, a 37% or $63.4 million increase over the year ago figure.

Management Guidance

The Company provided initial guidance for the full year 2007. Management estimates that fully diluted earnings per share for the full year of 2007 will range from $2.48 to $2.52, or an increase of 6% to 7% from 2006.

The 2007 EPS guidance is based on the following assumptions:

•	Annual loan growth of 12% to 16%
•	Annual deposit growth of 8% to 10%
•	Annual increase in noninterest expense of 12% to 15%
•	Efficiency ratio between 38% and 40%
•	Effective tax rate between 38% and 40%
•	A stable interest rate environment and a net interest margin between 3.85% and 4.00%
•	$300.0 million in loan securitizations each quarter, resulting in a provision for loan losses for the full year of $2.0 to $4.0 million

Balance Sheet Summary

At December 31, 2006, total assets were $10.8 billion, a 31% increase from total assets of $8.3 billion at December 31, 2005. Gross loans at December 31, 2006 totaled $8.3 billion, up 22% or $1.5 billion from year-end 2005. Organic loan growth for the year was an outstanding $1.8 billion, or 26%, excluding the impact of the Standard Bank acquisition and $788.1 million in residential loan securitizations throughout the year. Year-to-date, we achieved double-digit growth in all major loan categories. For the fourth quarter of 2006, loan growth was 13% annualized, excluding the impact of $453.5 million in residential loan securitizations during the quarter.

Average earning assets for the fourth quarter of 2006 equaled $10.1 billion, 32% higher than the fourth quarter of 2005. The growth in average earning assets was driven by a 23% or $1.5 billion increase in average loans to $8.3 billion and a 106% or $822.5 million increase in investment securities. The yield on average earning assets for the quarter was 7.29%, an increase of 75 basis points from the year ago quarter and an increase of 7 basis points from the previous quarter. The yield on average loans receivable for the quarter was 7.73%, an increase of 89 basis points from the year ago quarter and an increase of 13 basis points from the previous quarter.

Total deposits at December 31, 2006 were $7.2 billion, a 16% increase over total deposits of $6.3 billion at December 31, 2005. Organic deposit growth for the year was $247.9 million, or 4%, excluding the impact of the Standard Bank acquisition. Core deposits at December 31, 2006 totaled $3.5 billion or an 11% increase over year-end 2005. Excluding the impact of the Standard Bank acquisition, organic core deposit growth for the year was $155.0 million, or 5%. Deposit growth for the fourth quarter of 2006 was $135.4 million or 8% on an annualized basis.

Average total deposits for the fourth quarter grew to $7.0 billion, or 16% above the figure for the prior year period, while average core deposits totaled $3.2 billion, or 9% greater than the year ago figure. The growth in average deposits is a result of substantial increases in average time deposits of 22% or $689.7 million and money market deposits of 32% or $284.9 million. The average cost of deposits for the fourth quarter of 2006 was 3.27%, a 113 basis point increase from the year ago quarter and an 18 basis point increase from the previous quarter. The average cost of funds for the fourth quarter equaled 3.66%, a 121 basis point increase from the prior year and a 15 basis point increase from the prior quarter.

Fourth Quarter Operating Results

Net interest income for the fourth quarter increased to a record $97.4 million, 20% or $16.0 million greater than the fourth quarter of 2005 and 2% or $2.0 million greater on a sequential quarter basis. The net interest margin for the quarter of 3.81% reflected a decrease of 39 basis points from the year ago margin and a decrease of 8 basis points from the previous quarter margin. The decrease in margin for both the sequential quarter and the previous year was driven by both the sustained competitiveness in loan and deposit pricing and the challenging interest rate environment.

East West recaptured $2.0 million through loan losses in the fourth quarter of 2006. In comparison, East West provided $2.5 million for loan losses during the fourth quarter of 2005 and $3.5 million in the third quarter of 2006. The $2.0 million recapture in the fourth quarter was a result of factors including net loan recoveries of $875 thousand, $453.5 million in loan securitizations and continuing strength in asset quality.

Noninterest income for the fourth quarter totaled $9.3 million, 26% or $1.9 million higher than the fourth quarter of 2005 and 15% or $1.2 million greater than the third quarter of 2006. Core noninterest income, excluding the impact of gain on sales of investment securities, totaled $8.3 million during the quarter, 27% or $1.7 million higher than the prior year figure and 12% or $905 thousand higher than the sequential quarter. The increase in core noninterest income from both the prior year and the prior quarter is largely due to increased branch fees and mortgage servicing fees, which are included in ancillary loan fees. Mortgage servicing fees have increased due to additional mortgage servicing assets recorded from recent loan securitizations.

Noninterest expense totaled $44.6 million for the fourth quarter of 2006, 20% or $7.5 million higher than a year ago and 6% or $2.7 million higher than the previous quarter. This increase from prior year was largely due to higher compensation and occupancy costs associated with recent acquisitions, along with the organic expansion of the Bank.

East West generated a 39.05% efficiency ratio for the fourth quarter of 2006, compared to 37.97% a year ago. The effective tax rate for the fourth quarter was 38.92% compared to 37.24% in the prior year period.

Full Year 2006 Operating Results

For the full year 2006, net interest income climbed to $367.5 million, 31% or $87.4 million greater than prior year. The net interest margin for 2006 was 3.98%, a 24 basis point decrease from the year ago margin of 4.22%. In addition to continuing competitiveness in deposit and loan pricing, the flat to inverted yield curve throughout the year adversely impacted our net interest margin in 2006.

East West provided $6.2 million for loan losses during 2006, compared to $15.9 million during 2005. Management anticipates total provision for loan losses for 2007 to range from $2.0 to $4.0 million. This estimate for the 2007 provision expense reflects our anticipated loan growth of 12% to 16% and our strategy to securitize loans on a consistent basis, which will reduce our overall credit risk. The securitizations, combined with credit quality remaining at high levels, will result in an estimated allowance for loan losses to total loans ratio of 0.95% to 1.00% for 2007.

Total noninterest income for 2006 was $34.4 million, an increase of $4.7 million over 2005. For the year, core noninterest income, excluding the impact of gain on sales of investment securities, totaled $30.9 million, or a 22% increase from $25.4 million earned in 2005. Management anticipates core noninterest income for the full year 2007 to remain at comparable levels to 2006.

Noninterest expense totaled $161.9 million for the full year 2006, 31% or $38.4 million higher than 2005. This increase from 2005 was largely due to higher compensation and occupancy costs from our recent acquisitions, the expansion of our corporate offices and the overall growth of the Bank. Additionally, during the full year 2006, other operating expenses increased 29% from 2005, largely due to increases in professional fees and advertising expenses. While we continue to carefully monitor all costs, we also continue to invest in our infrastructure to support our future growth. Management expects operating expenses in 2007 to increase approximately 12% to 15% from the full year 2006.

East West generated an efficiency ratio of 37.16% for the full year 2006, compared to 36.53% for the year of 2005. Management expects the efficiency ratio for the full year 2007 to be in the range of 38% to 40%.

For the full year 2006, the effective tax rate was 38.67% compared with 36.38% in the prior year. Management anticipates an effective tax rate for the full year 2007 to be approximately 38% to 40%.

Asset Quality

Overall, credit quality remained very strong. Total nonperforming assets improved to $19.9 million or 0.18% of total assets at December 31, 2006, from $30.1 million, or 0.36% of total assets at December 31, 2005. We continue to experience historically low levels of nonperforming assets and little or no loss in almost every segment of our business. Nonaccrual loans at December 31, 2006 were $17.1 million or 0.21% of total loans, compared to $24.1 million or 0.36% of total loans, at December 31, 2005.

For the fourth quarter of 2006, East West had a net recovery of $875 thousand or an annualized 0.04% of average loans. This compares to net chargeoffs of $375 thousand, or an annualized 0.02% of average loans for the fourth quarter of 2005 and $132 thousand or an annualized 0.01% of average loans for the third quarter of 2006. During the fourth quarter, East West had a $749 thousand recovery on a large commercial real estate credit.

The allowance for loan losses at December 31, 2006 was $78.2 million or 0.95% of total loans and 457% of nonaccrual loans, compared to $68.6 million or 1.01% of total loans and 284% of nonaccrual loans at December 31, 2005. The Bank’s methodology for calculating the allowance for loan losses includes factors such as historical loss trends, asset quality, credit concentrations and overall economic conditions. At December 31, 2006, the allowance for unfunded loan commitments and off-balance sheet credit exposures increased 11% to $12.2 million, compared to $11.1 million at December 31, 2005. The allowance for unfunded loan commitments and off-balance sheet credit exposures is included in accrued expenses and other liabilities on the balance sheet.

Capitalization

East West continues to remain well capitalized under all regulatory guidelines. At December 31, 2006, our Tier I risk-based capital ratio was 9.56%, total risk-based capital ratio was 11.23% and Tier I leverage ratio was 8.28%. The Board of Directors of East West Bancorp has approved a $0.05 increase in the quarterly dividend to $0.10 per common share. Additionally, the Board of Directors authorized a new stock repurchase program for repurchase of up to $30.0 million of the Company’s stock. Total stockholders’ equity as of December 31, 2006 was $1.0 billion, representing a book value of $16.59 per share.

About East West

East West Bancorp is a publicly owned company, with $10.8 billion in assets, whose stock is traded on the Nasdaq Global Select Market under the symbol “EWBC”. The company’s wholly owned subsidiary, East West Bank, is the second largest independent commercial bank headquartered in Los Angeles with 59 total branch locations. East West Bank serves the community with 58 branch locations across Southern and Northern California, one branch location in Houston, Texas and a Beijing Representative Office in China. For more information on East West Bancorp, visit the company’s website at www.eastwestbank.com.

Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in East West Bancorp’s Annual Report on Form 10-K for the year ended Dec. 31, 2005 (See Item I -- Business, and Item 7 -- Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; EWBC’s ability to efficiently incorporate acquisitions into its operations; the ability of EWBC and its subsidiaries to increase its customer base; the effect of regulatory and legislative action, including California tax legislation and an announcement by the state’s Franchise Tax Board regarding the taxation of Registered Investment Companies; and regional and general economic conditions. Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. East West expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Bank’s expectations of results or any change in event.

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(unaudited)

	December 31,	December 31,	%
	2006	2005	Change
Assets
Cash and cash equivalents	$192,559	$151,192	27
Securities purchased under resale agreements	100,000	50,000	100
Investment securities available-for-sale	1,647,080	869,837	89
Loans receivable (net of allowance for loan losses of $78,201 and $68,635)	8,182,172	6,724,320	22
Premiums on deposits acquired, net	20,383	18,853	8
Goodwill	244,259	143,254	71
Other assets	437,258	320,800	36
Total assets	$10,823,711	$8,278,256	31

Liabilities and Stockholders' Equity
Deposits	$7,235,042	$6,258,587	16
Fed funds purchased	151,000	91,500	65
Federal Home Loan Bank advances	1,136,866	617,682	84
Securities sold under repurchase agreements	975,000	325,000	200
Notes payable	11,379	8,833	29
Accrued expenses and other liabilities	111,011	89,421	24
Long-term debt	184,023	153,095	20
Total liabilities	9,804,321	7,544,118	30
Stockholders' equity	1,019,390	734,138	39
Total liabilities and stockholders' equity	$10,823,711	$8,278,256	31
Book value per share	$16.59	$12.99	28
Number of shares at period end	61,428	56,519	9

Ending Balances	December 31,	December 31,	%
	2006	2005	Change
Loans receivable
Real estate - single family	$365,407	$509,151	(28)
Real estate - multifamily	1,584,674	1,239,836	28
Real estate - commercial	3,766,634	3,321,520	13
Real estate - construction	1,154,339	640,654	80
Commercial	960,375	643,296	49
Trade finance	271,795	230,771	18
Consumer	162,008	208,797	(22)
Total gross loans receivable	8,265,232	6,794,025	22
Unearned fees, premiums and discounts	(4,859)	(1,070)	354
Allowance for loan losses	(78,201)	(68,635)	14
Net loans receivable	$8,182,172	$6,724,320	22

Deposits
Noninterest-bearing demand	$1,353,734	$1,331,992	2
Interest-bearing checking	450,201	472,611	(5)
Money market	1,280,651	978,678	31
Savings	372,546	326,806	14
Total core deposits	3,457,132	3,110,087	11
Time deposits less than $100,000	1,012,401	927,793	9
Time deposits $100,000 or greater	2,765,509	2,220,707	25
Total time deposits	3,777,910	3,148,500	20
Total deposits	$7,235,042	$6,258,587	16

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Quarter Ended December 31,		%
	2006	2005	Change

Interest and dividend income	$186,188	$126,587	47
Interest expense	(88,815)	(45,236)	96
Net interest income before recapture (provision) for loan losses	97,373	81,351	20
Recapture (provision) for loan losses	2,000	(2,500)	(180)
Net interest income after recapture (provision) for loan losses	99,373	78,851	26
Noninterest income	9,282	7,358	26
Noninterest expense	(44,624)	(37,108)	20
Income before provision for income taxes	64,031	49,101	30
Income taxes	(24,920)	(18,286)	36
Net income	$39,111	$30,815	27
Net income per share, basic	$0.64	$0.55	16
Net income per share, diluted	$0.63	$0.54	17
Shares used to compute per share net income:
- Basic	60,806	55,972	9
- Diluted	61,926	57,471	8

	Quarter Ended December 31,		%
	2006	2005	Change
Noninterest income:
Branch fees	$2,999	$2,303	30
Letters of credit fees and commissions	2,277	2,059	11
Ancillary loan fees	1,050	700	50
Net gain on sales of investment securities available-for-sale	950	772	23
Income from secondary market activities	202	265	(24)
Other operating income	1,804	1,259	43
Total noninterest income	$9,282	$7,358	26

Noninterest expense:
Compensation and employee benefits	$19,994	$15,351	30
Occupancy and equipment expense	5,624	4,633	21
Amortization of premiums on deposits acquired	1,810	1,926	(6)
Amortization of investments in affordable
housing partnerships	1,160	1,497	(23)
Data processing	966	807	20
Deposit insurance premiums and regulatory assessments	339	287	18
Other operating expense	14,731	12,607	17
Total noninterest expense	$44,624	$37,108	20

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Year Ended December 31,		%
	2006	2005	Change

Interest and dividend income	$660,050	$411,399	60
Interest expense	(292,568)	(131,284)	123
Net interest income before provision for loan losses	367,482	280,115	31
Provision for loan losses	(6,166)	(15,870)	(61)
Net interest income after provision for loan losses	361,316	264,245	37
Noninterest income	34,358	29,649	16
Noninterest expense	(161,893)	(123,533)	31
Income before provision for income taxes	233,781	170,361	37
Income taxes	(90,412)	(61,981)	46
Net income	$143,369	$108,380	32
Net income per share, basic	$2.40	$2.03	18
Net income per share, diluted	$2.35	$1.97	19
Shares used to compute per share net income:
- Basic	59,605	53,454	12
- Diluted	60,909	55,034	11

	Year Ended December 31,		%
	2006	2005	Change
Noninterest income:
Branch fees	$11,265	$7,446	51
Letters of credit fees and commissions	8,673	8,592	1
Ancillary loan fees	3,885	2,474	57
Net gain on sales of investment securities available-for-sale	3,487	4,291	(19)
Income from secondary market activities	698	1,579	(56)
Other operating income	6,350	5,267	21
Total noninterest income	$34,358	$29,649	16

Noninterest expense:
Compensation and employee benefits	$70,583	$53,669	32
Occupancy and equipment expense	21,350	15,059	42
Amortization of premiums on deposits acquired	7,118	3,914	82
Amortization of investments in affordable
housing partnerships	5,441	6,468	(16)
Data processing	3,644	2,747	33
Deposit insurance premiums and regulatory assessments	1,360	996	37
Other operating expense	52,397	40,680	29
Total noninterest expense	$161,893	$123,533	31

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(unaudited)
Average Balances	Quarter Ended December 31,		%
	2006	2005	Change
Loans receivable
Real estate - single family	$484,321	$469,473	3
Real estate - multifamily	1,624,925	1,302,734	25
Real estate - commercial	3,794,487	3,303,895	15
Real estate - construction	1,082,083	624,770	73
Commercial	908,835	670,682	36
Trade finance	266,973	215,866	24
Consumer	166,763	200,950	(17)
Total loans receivable	8,328,387	6,788,370	23
Investment securities available-for-sale	1,599,531	776,982	106
Earning assets	10,131,418	7,681,270	32
Total assets	10,752,852	8,134,704	32

Deposits
Noninterest-bearing demand	$1,275,374	$1,301,160	(2)
Interest-bearing checking	400,868	423,155	(5)
Money market	1,172,167	887,290	32
Savings	377,956	350,838	8
Total core deposits	3,226,365	2,962,443	9
Time deposits less than $100,000	1,063,442	933,157	14
Time deposits $100,000 or greater	2,701,241	2,141,836	26
Total time deposits	3,764,683	3,074,993	22
Total deposits	6,991,048	6,037,436	16
Interest-bearing liabilities	8,357,201	6,027,315	39
Stockholders' equity	995,048	710,065	40

Average Balances	Year Ended December 31,		%
	2006	2005	Change
Loans receivable
Real estate - single family	$534,517	$412,197	30
Real estate - multifamily	1,560,177	1,219,043	28
Real estate - commercial	3,619,017	2,889,466	25
Real estate - construction	882,523	473,789	86
Commercial	805,252	514,654	56
Trade finance	241,051	186,813	29
Consumer	186,042	190,436	(2)
Total loans receivable	7,828,579	5,886,398	33
Investment securities available-for-sale	1,235,633	673,930	83
Earning assets	9,243,937	6,644,204	39
Total assets	9,814,076	6,996,585	40

Deposits
Noninterest-bearing demand	$1,249,935	$1,162,159	8
Interest-bearing checking	414,074	356,567	16
Money market	1,165,938	710,562	64
Savings	388,291	333,588	16
Total core deposits	3,218,238	2,562,876	26
Time deposits less than $100,000	1,081,768	840,340	29
Time deposits $100,000 or greater	2,481,870	1,772,071	40
Total time deposits	3,563,638	2,612,411	36
Total deposits	6,781,876	5,175,287	31
Interest-bearing liabilities	7,541,705	5,157,166	46
Stockholders' equity	908,617	593,183	53

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(unaudited)
Selected Ratios	Quarter Ended December 31,		%
	2006	2005	Change
For The Period
Return on average assets	1.45%	1.52%	(5)
Return on average equity	15.72%	17.36%	(9)
Interest rate spread	3.07%	3.56%	(14)
Net interest margin	3.81%	4.20%	(9)
Yield on earning assets	7.29%	6.54%	11
Cost of deposits	3.27%	2.14%	53
Cost of funds	3.66%	2.45%	49
Noninterest expense/average assets (1)	1.55%	1.66%	(7)
Efficiency ratio (1)	39.05%	37.97%	3
Net (recoveries) chargeoffs to average loans (2)	-0.04%	0.02%	(300)
Gross loan chargeoffs	$7	$1,633	(100)
Loan recoveries	(882)	(1,258)	(30)
Net loan (recoveries) chargeoffs	$(875)	$375	(333)

	Year Ended December 31,		%
	2006	2005	Change
For The Period
Return on average assets	1.46%	1.55%	(6)
Return on average equity	15.78%	18.27%	(14)
Interest rate spread	3.26%	3.64%	(10)
Net interest margin	3.98%	4.22%	(6)
Yield on earning assets	7.14%	6.19%	15
Cost of deposits	2.95%	1.81%	63
Cost of funds	3.33%	2.08%	60
Noninterest expense/average assets (1)	1.52%	1.62%	(6)
Efficiency ratio (1)	37.16%	36.53%	2
Net (recoveries) chargeoffs to average loans	-0.01%	0.08%	(113)
Gross loan chargeoffs	$515	$6,442	(92)
Loan recoveries	(999)	(1,771)	(44)
Net loan (recoveries) chargeoffs	$(484)	$4,671	(110)

Period End
Tier 1 risk-based capital ratio	9.56%	9.01%	6
Total risk-based capital ratio	11.23%	11.15%	1
Tier 1 leverage capital ratio	8.28%	8.14%	2
Nonperforming assets to total assets	0.18%	0.36%	(50)
Nonaccrual loans to total loans	0.21%	0.36%	(42)
Allowance for loan losses to total loans	0.95%	1.01%	(6)
Allowance for loan losses and unfunded loan
commitments to total loans	1.09%	1.17%	(7)
Allowance for loan losses to nonaccrual loans	457%	284%	61

(1) Excludes the amortization of intangibles and investments in affordable housing partnerships.
(2) Annualized.

EAST WEST BANCORP, INC.
QUARTER TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
(Dollar in thousands)
(unaudited)

	Quarter Ended December 31,
	2006			2005
	Average			Average
	Volume	Interest	Yield (1)	Volume	Interest	Yield (1)

ASSETS
Interest-earning assets:
Short-term investments	$8,642	$111	5.10%	$9,685	$98	4.01%
Securities purchased under resale agreements	100,000	1,916	7.60%	50,000	894	7.09%
Investment securities available-for-sale	1,599,531	20,583	5.11%	776,982	7,892	4.03%
Loans receivable	8,328,387	162,201	7.73%	6,788,370	116,987	6.84%
FHLB/FRB stock	94,858	1,377	5.76%	56,233	716	5.05%
Total interest-earning assets	10,131,418	186,188	7.29%	7,681,270	126,587	6.54%

Noninterest-earning assets:
Cash and due from banks	146,847			128,749
Allowance for loan losses	(79,542)			(69,248)
Other assets	554,129			393,933
Total assets	$10,752,852			$8,134,704

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Checking accounts	400,868	1,598	1.58%	423,155	1,034	0.97%
Money market accounts	1,172,167	11,972	4.05%	887,290	5,610	2.51%
Savings deposits	377,956	678	0.71%	350,838	296	0.33%
Time deposits less than $100,000	1,063,442	10,709	4.00%	933,157	6,719	2.86%
Time deposits $100,000 or greater	2,701,241	32,584	4.79%	2,141,836	18,967	3.51%
Fed funds purchased	133,181	1,808	5.39%	98,449	1,028	4.14%
Federal Home Loan Bank advances	1,403,093	17,836	5.04%	810,407	7,242	3.55%
Securities sold under repurchase agreements	921,230	8,177	3.52%	229,089	1,869	3.24%
Long-term debt	184,023	3,453	7.44%	153,094	2,471	6.40%
Total interest-bearing liabilities	8,357,201	88,815	4.22%	6,027,315	45,236	2.98%

Noninterest-bearing liabilities:
Demand deposits	1,275,374			1,301,160
Other liabilities	125,229			96,164
Stockholders' equity	995,048			710,065
Total liabilities and stockholders' equity	$10,752,852			$8,134,704
Interest rate spread			3.07%			3.56%
Net interest income and net margin		$97,373	3.81%		$81,351	4.20%

(1) Annualized.

EAST WEST BANCORP, INC.
YEAR TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
(Dollar in thousands)
(unaudited)

	Year Ended December 31,
	2006			2005
	Average			Average
	Volume	Interest	Yield	Volume	Interest	Yield

ASSETS
Interest-earning assets:
Short-term investments	$10,203	$431	4.22%	$8,554	$275	3.21%
Interest bearing deposit in other banks	328	12	3.66%	-	-	-
Securities purchased under resale agreements	94,795	7,076	7.46%	15,961	1,118	7.00%
Investment securities available-for-sale	1,235,633	60,607	4.90%	673,930	25,912	3.84%
Loans receivable	7,828,579	587,831	7.51%	5,886,398	381,327	6.48%
FHLB/FRB stock	74,399	4,093	5.50%	59,361	2,767	4.66%
Total interest-earning assets	9,243,937	660,050	7.14%	6,644,204	411,399	6.19%

Noninterest-earning assets:
Cash and due from banks	134,182			110,264
Allowance for loan losses	(75,969)			(59,355)
Other assets	511,926			301,472
Total assets	$9,814,076			$6,996,585

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Checking accounts	414,074	5,693	1.37%	356,567	2,943	0.83%
Money market accounts	1,165,938	43,233	3.71%	710,562	15,785	2.22%
Savings deposits	388,291	2,626	0.68%	333,588	953	0.29%
Time deposits less than $100,000	1,081,768	40,519	3.75%	840,340	20,149	2.40%
Time deposits $100,000 or greater	2,481,870	108,194	4.36%	1,772,071	53,756	3.03%
Fed funds purchased	110,116	5,597	5.08%	45,190	1,767	3.91%
Federal Home Loan Bank advances	1,088,887	50,824	4.67%	913,184	26,603	2.91%
Securities sold under repurchase agreements	633,093	23,083	3.65%	80,894	2,562	3.17%
Long-term debt	177,668	12,799	7.20%	104,770	6,766	6.46%
Total interest-bearing liabilities	7,541,705	292,568	3.88%	5,157,166	131,284	2.55%

Noninterest-bearing liabilities:
Demand deposits	1,249,935			1,162,159
Other liabilities	113,819			84,077
Stockholders' equity	908,617			593,183
Total liabilities and stockholders' equity	$9,814,076			$6,996,585
Interest rate spread			3.26%			3.64%
Net interest income and net margin		$367,482	3.98%		$280,115	4.22%